Exhibit 19

IDEAL POWER INC.

INSIDER TRADING POLICY

(as adopted on April 23, 2020)

Background

The board of directors of Ideal Power Inc. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) for directors, officers, employees and consultants of the Company and its subsidiaries with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with whom we have a business relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Company’s Chief Financial Officer.

Penalties for Noncompliance

Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided.

Company Sanctions. Failure to comply with this Policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $2,140,973 (subject to adjustment for inflation) and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Scope of Policy

Persons Covered. As a director, officer, employee or consultant of the Company or its subsidiaries, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). This Policy does not, however, apply to personal securities transactions by the foregoing individuals where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or any of the foregoing individuals.

In addition, this Policy applies to any entities that you influence or control (including corporations, limited liability companies, partnerships or trusts). For entities that are venture or similar investment funds, you have influence or control of the shares held by those funds if you can vote or dispose of them. Any transactions by entities that you have influence or control over should be treated for purposes of this Policy and applicable securities laws as if they were for your own account.

You are responsible for making sure that the purchase or sale of any security by any such person or entity covered by this Policy complies with this Policy.

Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of other firms, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other firms.

Transactions Covered. “Trading” includes purchases and sales of stock, derivative securities such as put and call options, warrants and convertible debentures or preferred stock, and debt securities (debentures, bonds and notes). “Trading” also includes certain transactions under Company equity plans, as described below:

●

Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise and hold of shares purchased under a stock option. The trading restrictions do apply, however, to any market sale of the underlying stock, including through a cashless exercise of the option through a broker as this entails selling a portion of the underlying stock to cover the costs of exercise.

●

Restricted Stock Awards or Restricted Stock Units. This Policy’s trading restrictions generally do not apply to the vesting of restricted stock or restricted stock units or the Company’s withholding of shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units (assuming such withholding is permitted by the Company). The trading restrictions do apply, however, to any market sale of stock received upon vesting of such awards.

●

Employee Stock Purchase Plan.  This Policy’s trading restrictions generally do not apply to the purchase of the Company’s stock in an employee stock purchase plan resulting from your periodic payroll contributions to the plan under an election you made at the time of enrollment in the plan (or as otherwise permitted by the plan). The trading restrictions do apply, however, to your election to participate in the plan for any enrollment period and to any market sale of stock acquired under the plan.

In addition, bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the donor is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions described below under the section “Statement of Policy—Pre-Clearance Procedures.”

Statement of Policy

The following restrictions apply to all directors, officers, employees and consultants of the Company and its subsidiaries.

No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with the Company.

No Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

Quarterly Blackout Periods. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, all directors, officers and employees of the Company are prohibited from trading in the Company’s securities during quarterly blackout periods that begin on the fifteenth (15th) day of the last month of a fiscal quarter and end after the second full business day following the public release of the Company’s earnings for that quarter. Individuals also may be prohibited from trading in the Company’s securities during certain event-specific blackout periods.

Event‑Specific Blackouts. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers or other employees. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as any other persons the Company deems appropriate, may not trade in the Company’s securities. The existence of an event-specific blackout generally will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Company’s Chief Financial Officer (the “Compliance Officer”) will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this Policy. One limited exception is that an employee or other person who is subject to the quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the quarterly blackout period. Hardship exceptions may be granted only by the Compliance Officer and must be requested at least two business days in advance of the proposed transaction. A hardship exception may be granted only if the Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period to a director, executive officer or other person to whom an event-specific blackout period applies. A hardship exception does not relieve any person of the obligation not to trade while aware of material nonpublic information.

Pre-Clearance Procedures. In addition to this Policy, the Company’s board of directors has adopted an Addendum to Insider Trading Policy Regarding Pre-Clearance and Blackout Procedures (the “Addendum”) that applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“executive officers”), and certain designated employees and consultants of the Company and its subsidiaries who have access to material nonpublic information about the Company. The Company will notify you if you are subject to the Addendum.

The Addendum generally prohibits persons covered by it from trading in the Company’s securities during the quarterly blackout periods identified above. In addition, the Addendum requires that the Company’s directors and executive officers pre-clear all transactions in the Company’s securities.

Exception for Approved Rule 10b5-1 Trading Plans

Transactions in the Company’s securities that are executed pursuant to a compliant Rule 10b5-1 trading plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to blackout periods and, if applicable, pre-clearance procedures.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements specified in the rule. In general, a Rule 10b5-1 trading plan must be entered into at a time when the person is not aware of material nonpublic information and generally may not be adopted during a blackout period. Once the Rule 10b5-1 trading plan is adopted, the person must not exercise any influence over the amount of securities to be traded under the plan, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

The Company requires that all Rule 10b5-1 trading plans be pre-cleared in writing in advance by the Compliance Officer and satisfy the requirements of the Company’s then-current “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer. Rule 10b5-1 trading plans may be further subject to additional policies or guidelines adopted by the Company, which may be obtained from the Compliance Officer. Please consult the Company’s Compliance Officer if you have any questions about entering into a Rule 10b5-1 trading plan.

Definition of Material Nonpublic Information

Note that inside information has two important elements ‑ materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. While it is not possible to define all categories of material information, common examples of material information are:

●	Projections of financial performance, including future earnings or losses or other earnings guidance.
●	Financial results of a completed period.
●	Earnings that are inconsistent with the consensus expectations of the investment community.
●	A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets.
●	A pending or proposed joint venture.
●	A Company restructuring.
●	A change in management.
●	Major events regarding the Company’s securities, including the declaration of a stock split, the offering of additional securities or a stock repurchase program.
●	Financial liquidity problems.
●	Actual or threatened major litigation, or the resolution of such litigation.
●	A cybersecurity risk or incident involving the Company’s business, including relating to customer, employee or Company data, or a product or service.
●	New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.
●	Development of a significant new product, process or service.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing that is available on the SEC’s website) and the investing public has had time to absorb the information fully. As a general rule, information should not be considered fully absorbed by the marketplace until the end of the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short‑term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional restrictions.

Short Sales. Short sales (the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to improve the Company’s performance. For these reasons, you may not engage in short sales of the Company’s securities, including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. Given the relatively short term of publicly traded options, you may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Standing Orders and Limit Orders. Standing orders and limit orders (excluding standing and limit orders under pre-cleared Rule 10b5-1 trading plans) should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. As a result, a standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. The Company discourages such standing order transactions on Company securities.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, all directors, officers, employees and consultants of the Company are prohibited from engaging in such transactions.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where you wish to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. If you wish to pledge Company securities as collateral for a loan, you must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of the documents evidencing the proposed pledge.

Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or a subsidiary. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. You may not disclose material nonpublic information to anyone outside the Company, including but not limited to, family, friends, business associates, investors and expert consulting firms, unless such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.1 Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

1 This restriction does not prevent the Company’s directors from sharing Company material nonpublic information with such directors’ affiliates (including any stockholder of the Company affiliated with such director or management company of such stockholder) and representatives, provided that such affiliates and representatives agree to (1) maintain the confidentiality of any such material nonpublic information, and (2) refrain from trading in the Company’s securities while in the possession of such material nonpublic information.

Please contact the Compliance Officer or consult the Company’s internal disclosure policy for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

Personal Responsibility

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. This includes making sure that any family members who reside with you, household members and other affiliated individuals or entities whose transactions are subject to this Policy also comply with this Policy. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause. Any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy or the Addendum thereto does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

The Company may change or otherwise revise the terms of this Policy and the Addendum from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material changes or revisions to this Policy or the Addendum.

Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Company’s Compliance Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Certification

All employees and consultants must certify their understanding of, and intent to comply with, this Policy. A copy of the certification that employees and consultants must sign is enclosed with this Policy. Directors, executive officers and certain employees and consultants are subject to an Addendum to Insider Trading Policy Regarding Pre-Clearance and Blackout Procedures. Persons who are covered by the Addendum should sign the certification attached to the Addendum instead of the one enclosed with this Policy.

IDEAL POWER INC.

ADDENDUM TO INSIDER TRADING POLICY REGARDING PRE-CLEARANCE AND BLACKOUT PROCEDURES

(Dated as of April 23, 2020)

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the board of directors of Ideal Power Inc. (the “Company”) has adopted this Addendum to Insider Trading Policy Regarding Pre-Clearance and Blackout Procedures (this “Addendum”). This Addendum applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“executive officers”), and certain designated employees and consultants of the Company and its subsidiaries who have access to material nonpublic information about the Company (collectively, “covered persons”). The positions of the covered persons subject to this Addendum are listed on the attached Schedule I. The Company may from time to time designate other categories of individuals who are subject to this Addendum and will amend Schedule I from time to time as necessary to reflect such changes.

This Addendum is in addition to and supplements the Company’s Insider Trading Policy (the “Policy”).

Directors and executive officers are also subject to additional procedures designed to address the two-day Form 4 filing requirements under Section 16 of the Securities Exchange Act of 1934.

Pre-Clearance Procedures

The Company’s covered persons are subject to the following pre-clearance procedures.

Covered persons, together with their family members and other members of their household, and any entities that a person covered by this Addendum influences or controls, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer (the “Compliance Officer”).

A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. The Chief Executive Officer has the sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this Addendum as a result of their relationship with the Chief Financial Officer, and the Chief Financial Officer has the sole discretion to decide whether to clear transactions by the Chief Executive Officer or persons or entities subject to this Addendum as a result of their relationship with the Chief Executive Officer.

If, upon requesting pre-clearance, a covered person is advised that a transaction in the Company’s securities may take place, the covered person may enter into a transaction within two business days thereafter. If, for any reason, a transaction is not completed within the two business days, pre-clearance must be obtained again before a transaction may occur. Any person who has requested pre-clearance may not disclose the approval or denial of the request to any other person.

Blackout Procedures

All covered persons are subject to the following blackout procedures.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities during the period beginning on the fifteenth (15th) day of the last month of a fiscal quarter and ending after the second full business day following the release of the Company’s earnings for that quarter.

Interim Earnings Guidance and Event‑Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing of a current report on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as the persons covered by this Addendum, may not trade in the Company’s securities. The existence of an event-specific blackout generally will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Compliance Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Covered persons may also be subject to event-specific blackouts pursuant to the U.S. Securities and Exchange Commission’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

Exception for Approved Rule 10b5-1 Trading Plans

Transactions by covered persons in the Company’s securities that are executed pursuant to a Rule 10b5-1 trading plan that is pre-cleared by the Company are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods. Please refer to the Policy for additional information about entering into a Rule 10b5-1 trading plan.

Company Assistance

Your compliance with this Addendum and the Policy is of the utmost importance both for you and for the Company. If you have any questions about this Addendum, the Policy or their application to any proposed transaction, you may obtain additional guidance from the Compliance Officer.

Certification

All covered persons subject to the procedures set forth in this Addendum must certify their understanding of, and intent to comply with, the Policy and this Addendum on the form attached to this Addendum.

Schedule I

Covered Persons

(Subject to Pre-Clearance and Blackout Procedures)

All members of the Board of Directors

Executives:

Chief Executive Officer and President

Chief Financial Officer

Any other executive officer subject to Section 16 of the Securities Exchange Act of 1934, as amended